Exhibit 99.1

VBI Vaccines Announces Results of Annual General Meeting

CAMBRIDGE, Mass. (June 18, 2020) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI” or the “Company”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced the voting results from its annual general meeting of shareholders held on June 18, 2020 (the “Meeting”).

The total number of common shares of the Company (“Common Shares”) represented by shareholders (“Shareholders”) present in person or represented by proxy at the Meeting was an aggregate of 125,815,545 Common Shares, representing 70.53% of VBI’s issued and outstanding Common Shares as of the record date for the Meeting, April 20, 2020.

The voting results with respect to each of the following seven director nominees, as described in the Company’s proxy statement dated April 28, 2020 (the “Proxy Statement”), all of whom previously served as directors of the Company, were as follows:

Nominee	Votes For	%	Votes Withheld	%
Steven Gillis	77,693,366	98.67%	1,044,120	1.33%
Jeffrey R. Baxter	77,794,855	98.80%	942,631	1.20%
Damian Braga	76,984,718	97.77%	1,752,768	2.23%
Joanne Cordeiro	77,764,279	98.76%	973,207	1.24%
Michel De Wilde	77,909,815	98.95%	827,671	1.05%
Blaine H. McKee	77,923,113	98.97%	814,373	1.03%
Christopher McNulty	77,187,854	98.03%	1,549,632	1.97%

Each of the other matters put forward before the Shareholders for consideration and approval at the Meeting, as described in the Proxy Statement, were duly approved by the requisite number of votes. The Shareholders voted in favor of appointing EisnerAmper LLP as VBI’s independent registered public accounting firm for the ensuing year and authorizing the audit committee of VBI’s board of directors to fix its remuneration. The Shareholders also approved, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement.

Additional information regarding the results of all matters voted upon at the Meeting may be found in the Company’s SEC and SEDAR filings.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only tri-antigenic hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel, and recently completed its Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic pan-coronavirus vaccine candidate. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

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VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com